Exhibit 99.1

News Release
Evans Bancorp, Inc. One Grimsby Drive Hamburg, NY 14075
IMMEDIATE RELEASE
Evans Bank Acquires Waterford Village Bank
•	Welcomes former Waterford customers

•	Expands reach into Town of Clarence and Williamsville communities
HAMBURG, NY, July 24, 2009 — Evans Bancorp, Inc. (NASDAQ: EVBN), a community financial services company serving Western New York, today announced that its wholly-owned subsidiary, Evans Bank, has acquired the banking operations of Waterford Village Bank in a transaction facilitated by the Federal Deposit Insurance Corporation (FDIC).
Deposits are being assumed by Evans Bank with no losses to any depositor. Waterford Village Bank’s full service branch will open Monday, July 27 at its usual time as a branch of Evans Bank. Waterford customers will continue to have access to their funds through their debit cards, checks and online banking and should continue to bank as usual at 8411 Main Street in Clarence, NY.
“We welcome Waterford Village Bank customers to Evans Bank and assure them that their deposits are safe, sound and readily accessible,” said David J. Nasca, President and Chief Executive Officer of Evans Bancorp. “Evans has served the community since 1920 and has earned a reputation for superior customer service in Western New York. It is our intent to continue to provide the community banking experience that Waterford customers have come to expect.”
Evans Bank was selected to complete this transaction through a competitive bidding process. Mr. Nasca noted, “This acquisition complements the Company’s existing network of branches, fits well with our strategic growth plans and helps to deepen our reach into the northtowns area of Western New York. We believe this acquisition allows us to efficiently leverage our strong capital base to continue to grow the Company while providing Waterford customers with expanded services from a well capitalized financial institution.”
Evans Bank will assume approximately $56 million in deposits and $43 million in loans. Under the terms of the agreement, the FDIC will make an initial payment of $800,000 to Evans Bank and will compensate Evans Bank for any capital shortfall of Waterford Village Bank as determined at the final closing. As a function of the assumption of Waterford, Evans Bank is afforded the ability to alter CD interest rates and terms. It is Evans Bank’s intention, however, to honor existing rates and terms. Additionally, Waterford customers have the right to withdraw their funds without penalty prior to maturity.
At Evans Bank, Waterford customers will enjoy a personalized “community” approach with a full range of financial services including banking, insurance and investments. Once acquired accounts are fully integrated into Evans Bank’s systems, Waterford customers will have access to an additional 12 branches and over 50 ATMs across Western New York. If customers of Waterford Village Bank have any questions regarding their accounts, they can contact the branch during normal business hours. Evans Bank will be providing additional information to these customers shortly. In addition, responses to Frequently Asked Questions can be found on the Evans Bank website at www.evansbank.com.
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Evans Bancorp Acquires Waterford Village Bank
July 24, 2009
About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $556 million in assets and $460 million in deposits at March 31, 2009. The bank has twelve branches located in Western New York. Evans. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, provides retail property and casualty insurance through 15 insurance offices in the Western New York region. Evans Investment Services, a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds. Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites at www.evansbancorp.com and www.evansbank.com.
Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise
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For more information contact:

Company:	Investor Relations:
David J. Nasca	Gary A. Kajtoch
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer
Phone: (716) 926-2002	Phone: (716) 926-2000
Email: dnasca@evansbank.com	Email: gkajtoch@evansbank.com

Deborah K. Pawlowski
Kei Advisors LLC
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com